Exhibit 10.4

PROPETRO SERVICES, INC.

SECOND AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

1.                  Purpose. ProPetro Services, Inc. (the “Company”), has adopted the ProPetro Services, Inc. Second Amended and Restated Executive Severance Plan (the “Plan”) to provide severance pay to Eligible Executives (as defined below) who experience a Qualifying Termination (as defined below) on or after October 23, 2020 (the “Effective Date”). The Plan is intended to be maintained primarily for the purposes of providing benefits for a select group of management or highly compensated employees and is intended to be a top hat welfare benefit plan under ERISA.

2.                  Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a)               “2017 Incentive Plan” means the ProPetro Holding Corp. 2017 Incentive Award Plan, as the same may be amended, restated or otherwise modified from time to time or any successor plan thereto.

(b)               “2020 Incentive Plan” means the ProPetro Holding Corp. 2020 Long Term Incentive Plan, as the same may be amended, restated or otherwise modified from time to time or any successor plan thereto.

(c)               “Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination and all paid time off accrued but unused as of the Date of Termination, which shall be paid within seven business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(d)               “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(e)               “Applicable March 15” means March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(f)                “Applicable Severance Multiple” means (i) with respect to each Tier 1 Executive, 2.0; (ii) with respect to each Tier 2 Executive, 1.5; and (iii) with respect to each Tier 3 Executive, 1.0.

(g)               “Applicable CIC Severance Multiple” (i) with respect to each Tier 1 Executive, 3.0; (ii) with respect to each Tier 2 Executive, 2.0; and (iii) with respect to each Tier 3 Executive, 1.5.

(h)               “Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services.

(i)                 “Board” means the Board of Directors of ProPetro Holding Corp.

(j)                 “Cause” means (i) an Eligible Executive’s material breach of the Plan or any written agreement between such Eligible Executive and any member of the Company Group, including such Eligible Executive’s material breach of any representation, warranty, or covenant made under any such agreement; (ii) an Eligible Executive’s material breach of any policy or code of conduct established by any member of the Company Group and applicable to such Eligible Executive; (iii) an Eligible Executive’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation); (iv) an Eligible Executive’s gross negligence, material misconduct reflecting negatively on the Company, breach of fiduciary duty, fraud, theft, or embezzlement; (v) the conviction by a court of competent jurisdiction of an Eligible Executive for, or plea of nolo contendere by an Eligible Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; (vi) an Eligible Executive’s material failure or refusal, other than due to Disability, to perform such Eligible Executive’s duties or to follow any lawful directive from the Board or an officer of the Company, as determined by the Committee; (vii) an Eligible Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities hereunder; (viii) failure of an Eligible Executive, in connection with his or her work on behalf of the Company Group, to exercise that degree of care, skill, and diligence as employees of ordinary skill and knowledge commonly possess and exercise; or (ix) the failure of an Eligible Executive to act with undivided loyalty on behalf of the Company Group. For items (i), (vi) and (viii) above, such item will not be considered a breach unless the Company provides an Eligible Executive written notice of the existence of such condition(s) within 30 days after the Committee becomes aware of such condition(s) and the condition(s) specified in such notice are not corrected for 15 days following such Eligible Executive’s receipt of such written notice; provided, however, that an Eligible Executive shall not be provided with an opportunity to correct such condition(s) if the Committee determines, in its sole and absolute discretion, that such condition(s) cannot be corrected.

(k)               “Change in Control” has the meaning assigned to such term in the 2020 Incentive Plan, as in effect from time to time.

(l)                 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(m)             “COBRA Continuation Period” means the period beginning on the first day of the first calendar month following such Eligible Executive’s Date of Termination and continuing until the earliest to occur of: (i)(a) 18 months following the Date of Termination for a Tier 1 Executive and (b) 12 months following the Date of Termination for a Tier 2 Executive and a Tier 3 Executive; (ii) the time such Eligible Executive becomes eligible to be covered under a group health plan sponsored by another employer (and such Eligible Executive shall promptly notify the Company in the event that such Eligible Executive becomes so eligible) and (iii) the date such Eligible Executive is no longer eligible to receive COBRA continuation coverage.

(n)               “Code” means the Internal Revenue Code of 1986.

(o)               “Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(p)               “Company Group” means ProPetro Holding Corp., the Company, and each of their respective direct and indirect subsidiaries as may exist from time to time.

(q)               “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company and its Affiliates, as applicable, such that the Eligible Executive is no longer employed by the Company or any of its Affiliates.

(r)                “Disability” means an Eligible Executive is unable to perform the essential functions of such Eligible Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period.  The determination of whether an Eligible Executive has incurred a Disability shall be made in good faith by the Board.

(s)                “Eligible Executive” means any employee of the Company or an Affiliate of the Company who (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by the Company or any of its Affiliates; and (iv) is not a party to an employment or severance agreement with the Company or any of its Affiliates pursuant to which such employee is eligible for severance payments or benefits. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(t)                 “ERISA” means the Employee Retirement Income Security Act of 1974.

(u)               “Good Reason” means (i) a material diminution in an Eligible Executive’s Base Salary or authority, duties, and responsibilities with the Company or its subsidiaries, including his or her removal as an officer of the Company; provided, however, that if the Eligible Executive is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group, in no event shall the removal of the Eligible Executive as an officer or board member of such member of the Company Group, other than the Company, regardless of the reason for such removal, constitute Good Reason; provided, further, that a reduction in an Eligible Executive’s Base Salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions will not constitute Good Reason; provided, further, that a temporary reduction in an Eligible Executive’s authority, duties, and responsibilities in connection with any internal investigation by the Company, including an investigation into whether circumstances constituting Cause exist, shall not constitute Good Reason; (ii) a material breach by the Company of any of its obligations under the Plan; or (iii) the relocation of the geographic location of an Eligible Executive’s principal place of employment by more than 50 miles from the location of such Eligible Executive’s principal place of employment as of the Effective Date. Notwithstanding the foregoing clauses (i), (ii) and (iii), any assertion by an Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clauses (i), (ii) or (iii) giving rise to such Eligible Executive’s termination of employment must have arisen without such Eligible Executive’s consent; (B) such Eligible Executive must provide written notice to the Committee of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Committee’s receipt of such written notice; and (D) the date of such Eligible Executive’s termination of employment must occur within 75 days after the initial occurrence of the condition(s) specified in such notice.

(v)               “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to his or her entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

(w)             “Prior Year Annual Bonus” means the amount of the annual cash bonus, if any, that an Eligible Executive earned for the fiscal year of the Company immediately preceding the year in which the Date of Termination occurs.

(x)               “Pro-Rata Annual Bonus” means an amount equal to an Eligible Executive’s Target Annual Bonus multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which such Eligible Executive was employed by the Company and its Affiliates, and the denominator of which is 365; provided, however, the calculation of the Pro-Rata Annual Bonus shall not take into account any temporary reduction in such Eligible Executive’s annualized base salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions, as determined by the Committee in its sole discretion.

(y)               “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by the Company without Cause (which, for the avoidance of doubt, does not include a termination of employment due to death or Disability) or (ii) due to an Eligible Executive’s resignation for Good Reason.

(z)               “Release Consideration Period” means the period of 21 days or 45 days, as applicable, following the date the Company provides the Eligible Executive with a general release of claims before the Eligible Executive must execute such release of claims to fulfill the Release Requirement.

(aa)            “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is 21 days following the date upon which the Company delivers the release to an Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Executive within any time provided by the Company for such revocation.

(bb)           “Section 409A” means Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder.

(cc)            “Severance Amount” means, with respect to an Eligible Executive, an amount equal to the product of (i) the Applicable Severance Multiple or, in the event of a Qualifying Termination that occurs within the 12-month period following a Change of Control, the Applicable CIC Severance Multiple and (ii) the sum of such Eligible Executive’s (A) Base Salary and (B) Target Annual Bonus; provided, however, that for purposes of calculating the Severance Amount, neither the Base Salary nor the Target Annual Bonus shall take into account any temporary reduction in such Eligible Executive’s annualized base salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions, as determined by the Committee in its sole discretion.

(dd)           “Target Annual Bonus” means the target amount of an Eligible Executive’s annual cash bonus immediately prior to the Date of Termination, unless such Date of Termination occurs during the 12 months following a Change in Control, in which case the Target Annual Bonus shall equal the target amount of an Eligible Executive’s annual cash bonus immediately prior to the Change in Control.

(ee)            “Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive. Each Eligible Executive shall be designated by the Committee as a Tier 1 Executive, Tier 2 Executive or a Tier 3 Executive.

3.                  Administration of the Plan.

(a)               Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance payments, granting or denial of severance claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i)                 to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii)              to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming payments under the Plan;

(iii)            to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv)             to make a determination as to the right of any person to a payment under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(v)               to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi)             to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii)          to sue or cause suit to be brought in the name of the Plan; and

(viii)        to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.

(b)               Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c)               Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4.                  Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine which employees of the Company and its Affiliates are Eligible Executives. Once an employee has been designated as an Eligible Executive, he or she shall automatically continue to be an Eligible Executive until he or she ceases to be an employee or is removed as an Eligible Executive by the Committee; provided, however, that if an employee is an Eligible Executive as of the date of a Change in Control, then he or she may not be removed as an Eligible Executive by the Committee during the 12-month period following the date of such Change in Control. For the avoidance of doubt, the Committee may determine that an employee who was previously designated as an Eligible Executive shall no longer be an Eligible Executive any time prior to a Change in Control or any time after the one-year anniversary of a Change in Control. The Plan shall supersede all prior practices, policies, agreements, procedures and plans relating to severance payments from the Company and its Affiliates with respect to the Eligible Executives; provided, however, that the terms and provisions of the 2020 Incentive Plan, the 2017 Incentive Plan, the ProPetro Holding Corp. 2013 Stock Option Plan, and the award agreements under each such plan shall continue to govern the equity-based awards granted under such plans to an Eligible Executive following such Eligible Executive’s termination of employment.

5.                  Plan Benefits.

(a)               Qualifying Termination. If an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates, ends due to a Qualifying Termination, then such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement, abides by the terms of Section 7 below and continues to abide by the terms of all other written agreements between such Eligible Executive and any member of the Company Group, including the restrictive covenants set forth in the award agreements entered into between the Company and such Eligible Executive pursuant to the 2017 Incentive Plan and the 2020 Incentive Plan, as applicable, such Eligible Executive shall also be entitled to receive:

(i)                 A cash payment equal to the Severance Amount payable in a lump-sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the Date of Termination;

(ii)              If the Prior Year Annual Bonus has not yet been paid to the Eligible Executive, the Prior Year Annual Bonus, payable in a lump sum at the time annual bonuses for such prior fiscal year of are paid to executives of the Company, but in no event later than the Applicable March 15; and

(iii)            If such Eligible Executive timely and properly elects to continue coverage for such Eligible Executive and such Eligible Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall promptly reimburse the Eligible Executive for the amount by which the premiums paid to effectuate such coverage during the COBRA Continuation Period exceeds the amount of the employee contribution that active executive employees of the Company pay for the same or similar coverage under such group health plans during the same period, less applicable taxes and withholdings (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to the Eligible Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which the Eligible Executive submits to the Company documentation of the applicable premium payment having been paid by the Eligible Executive, which documentation shall be submitted by the Eligible Executive to the Company within 30 days following the date on which the applicable premium payment is paid. Notwithstanding anything in the preceding provisions of this Section 5(a)(iii) to the contrary, (A) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (B) if the provision of the benefit described in this Section 5(a)(iii) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and such Eligible Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to such Eligible Executive without such adverse impact on the Company.

(b)               Qualifying Termination Following a Change in Control. If an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates, ends due to a Qualifying Termination within 12 months following a Change in Control, then such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement, abides by the terms of Section 7 below and continues to abide by the terms of all other written agreements between such Eligible Executive and any member of the Company Group, such Eligible Executive shall also be entitled to receive:

(i)                 A cash payment equal to the Severance Amount payable in a lump-sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the Date of Termination;

(ii)              If the Prior Year Annual Bonus has not yet been paid to the Eligible Executive, the Prior Year Annual Bonus, payable in a lump sum at the time annual bonuses for such prior fiscal year of are paid to executives of the Company, but in no event later than the Applicable March 15;

(iii)            The Pro-Rata Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs, payable in a lump sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the Date of Termination; and

(iv)             If such Eligible Executive timely and properly elects to continue coverage for such Eligible Executive and such Eligible Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, then the Company shall promptly reimburse the Eligible Executive for the full amount of the premiums paid to effectuate such coverage during the COBRA Continuation Period, less applicable taxes and withholdings (the “CIC COBRA Benefit”). Each payment of the CIC COBRA Benefit shall be paid to the Eligible Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which the Eligible Executive submits to the Company documentation of the applicable premium payment having been paid by the Eligible Executive, which documentation shall be submitted by the Eligible Executive to the Company within 30 days following the date on which the applicable premium payment is paid. Notwithstanding anything in the preceding provisions of this Section 5(b)(iv) to the contrary, (A) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (B) if the provision of the benefit described in this Section 5(b)(iv) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and such Eligible Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to such Eligible Executive without such adverse impact on the Company.

(c)               Termination as a Result of Death or Disability. In the event an Eligible Executive’s employment with the Company and, as applicable, each of its Affiliates, ends due to such Eligible Executive’s death or Disability, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement, abides by the terms of Section 7 below and continues to abide by the terms of all other written agreements between such Eligible Executive and any member of the Company Group, such Eligible Executive shall also be entitled to receive:

(i)                 If the Prior Year Annual Bonus has not yet been paid to the Eligible Executive, the Prior Year Annual Bonus, payable in a lump sum at the time annual bonuses for such prior fiscal year of are paid to executives of the Company, but in no event later than the Applicable March 15; and

(ii)              A Pro-Rata Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs, payable in a lump sum on or prior to the Company’s first regularly scheduled pay date that occurs on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the Date of Termination.

(d)               Other Non-Qualifying Terminations of Employment. If an Eligible Executive’s employment with the Company and each of its Affiliates terminates other than pursuant to a Qualifying Termination or due to the Eligible Executive’s death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts.

(e)               After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the payments or benefits other than the Accrued Obligations pursuant to Section 5 but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms Section 7 below or the terms of any other written agreement between such Eligible Executive and any member of the Company Group; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause, then the Company shall have no obligation to pay any amount in excess of the Accrued Obligations, and such Eligible Executive shall promptly return to the Company any payment in excess of the Accrued Obligations received by such Eligible Executive prior to the date that the Company determines that the conditions of this Section 5(c) have been satisfied.

6.                  Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7.                  Defense and Pursuit of Claims. An Eligible Executive shall, following the termination of his or her employment, cooperate with the Company Group and its counsel in any litigation or human resources matters in which such Eligible Executive may be a witness or potential witness or with respect to which such Eligible Executive may have knowledge of relevant facts or evidence. The Company shall reimburse such Eligible Executive for reasonable and necessary expenses incurred in the course of complying with this Section provided that the Eligible Executive provides reasonable documentation of the same and obtains the Company’s prior approval for incurring such expenses.

8.                  Enforcement. Money damages would not be a sufficient remedy for any breach of Section 7 or any breach of the terms of any other written agreement between an Eligible Executive and any member of the Company Group, in each case, by such Eligible Executive, and any member of the Company Group shall be entitled to enforce the provisions of Section 7 and the terms of such other written agreements as may be applicable by terminating payments or additional benefits then owing to the Eligible Executive and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. In addition, in the event of a breach by an Eligible Executive of Section 7 or the terms of any other written agreement between such Eligible Executive and any member of the Company Group, the Eligible Executive shall repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of the Eligible Executive pursuant to the Plan. Such remedies shall not be deemed the exclusive remedies for a breach of Section 7 or the terms of such other written agreements as may be applicable, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Eligible Executive and the Eligible Executive’s agents. This Section 8, Section 7 and the terms of any other written agreements between the Eligible Executive and any member of the Company Group, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific Section or provision (or portion thereof) shall not affect the enforceability of any other Section or provision (or portion thereof).

9.                  Claims Procedure and Review.

(a)               Filing a Claim. Any Eligible Executive that the Committee determines is entitled to payment of severance benefits under the Plan is not required to file a claim for such benefit. Any employee (i) who is not paid severance benefits hereunder and who believes that he or she is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that he or she is entitled to greater benefits hereunder may file a written claim for severance benefits under the Plan with the Committee setting forth the facts and arguments for Committee consideration within 90 days after such employee knew or reasonably should have known of the principal facts upon which his or her claim is based.

(b)               Initial Determination of a Claim. Within 90 days of the date the Committee receives a claim, the claimant will receive (i) a decision or (ii) a written notice describing special circumstances requiring a specified amount of additional time (up to 90 additional days) to reach a decision and the date by which it expects to reach a decision. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (A) be in writing, (B) be written in a manner calculated to be understood by the claimant, (C) contain the specific reason or reasons for denial of the claim, (D) refer specifically to the pertinent Plan provisions upon which the denial is based, (E) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (F) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)               Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of the notice that the claim was denied, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. Within 60 days of the date the Committee receives an appeal, the claimant will receive (i) a decision or (ii) a written notice describing special circumstances requiring a specified amount of additional time (up to 60 additional days) to reach a decision and the date by which it expects to reach a decision. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (A) be in writing, (B) be written in a manner calculated to be understood by the claimant, (C) include specific reasons for the decision, (D) refer specifically to the Plan provisions upon which the decision is based, (E) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (F) a statement of the Eligible Executive’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d)               Additional Information for a Claim on Review. If the Committee determines it needs further information to complete its review of a claim, the claimant will receive a written notice describing the additional information necessary to make the decision. The claimant will then have 60 days from the date the claimant receives the notice to provide the requested information to the Committee. The time between the date the Committee sends its information request to the claimant and the date the Committee receives the requested information from the claimant does not count against the 60-day period in which the Committee has to decide the claim on review. If the Committee does not receive a response to its request for additional information from the claimant, then the period by which the Committee must reach its decision shall be extended by the 60-day period that was provided to the claimant to submit the additional information. If special circumstances exist, this period may be further extended.

(e)               In General. The Committee will make all decisions on claims and review of denied claims. The Committee has the sole discretion, authority and responsibility to decide all factual and legal questions under the Plan, including interpreting and construing the Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of benefits, if any, a claimant is entitled to receive. The Committee may hold hearings and reserves the right to delegate its authority to make decisions. The Committee may rely on any applicable statute of limitations as a basis to deny a claim. The Committee’s decisions are conclusive and binding on all Parties. The claimant may, at his or her own expense, have an attorney or representative act on his or her behalf, but the Committee reserves the right to require a written authorization for a person to act on the claimant’s behalf.

(f)                Time Periods. The time period for the Committee to decide a claim begins to run on the date the Committee receives a claimant’s written claim. If a claimant files a timely request for review of a denied claim, the time period for the Committee to decide begins to run on the date the Committee receives the written request. In both cases, the time period begins to run whether or not the claimant submits comments or information that he or she would like considered by the Committee.

(g)               Limitations Period. If a claimant files a claim within the required time, completes the entire claims procedure and the Committee denies such claim after the claimant requests a review, the claimant may sue over the claim (unless he or she has executed a release of such claim). The claimant must commence this lawsuit within six months after the claims process is completed. Regardless of when the claimant files the claim, the claimant may not, under any circumstances, commence a lawsuit more than 30 months after he or she knew or should have known the facts supporting the claim. Before commencing legal action to recover benefits or to enforce or clarify rights, the claimant must complete all of the Plan’s claim procedures.

(h)               The benefits claim procedure provided in this Section 9 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 9 shall be interpreted, construed, and limited in accordance with such intent.

10.              General Provisions.

(a)               Taxes. The Company and its Affiliates are authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and its Affiliates and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b)               Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that any such offset must be compliant with applicable law and no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(c)               Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect and may be terminated by the Board; provided, however, that the Plan may not be amended, modified or terminated in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan at such time, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, and any such attempted amendment, modification or termination shall be null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For the duration of the 12-month period following a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Executive under the Plan on the date a Change in Control occurs.

(d)               Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(e)               Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(f)                Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(g)               Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(h)               Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(i)                 Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan). Any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Section 7 will be brought only in the state and federal courts residing in, or with jurisdiction over, Midland County, Texas. The Eligible Executives recognize that such forum and venue is convenient.

(j)                 Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Section 7 and the terms and provisions of any other written agreement between such Eligible Executive and the Company and shall be entitled to enforce such obligations as if a party hereto.

(k)               No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(l)                 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Company.

(m)             Overpayment. If, due to mistake or any other reason, a person receives severance payments under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(n)               Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive; provided, however, that the establishment or modification of any clawback policy by the Company on or after the date of a Change in Control shall only apply to amounts payable under the Plan to the extent required by applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

(o)               Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Compensation Committee of the Board of Directors, c/o ProPetro Holding Corp., 1706 Midkiff Road, Bldg. B, Midland, Texas 79107.

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